Exhibit 3.2

BYLAWS

OF

ST. JUDE MEDICAL, INC.

ARTICLE I

Shareholders

Section 1.   The shareholders of this corporation shall hold an annual meeting in each calendar year at such time and place, within or without the state of Minnesota, as may be designated by the Board of Directors, for the purpose of electing directors, and for the transaction only of such other business as is properly brought before the meeting in accordance with these Bylaws; provided, however, that the interval between two consecutive annual meetings shall not be more than fourteen (14) months nor less than ten (10) months, unless the Board of Directors anticipates that a meeting of the shareholders to consider and vote upon a proposal contemplating a change in control transaction involving the corporation will be called and held in the same calendar year and the Board of Directors deems it to be in the best interests of the corporation and its shareholders to consider and vote on the change of control transaction at the annual meeting of the shareholders, in which case the Board of Directors may hold such annual meeting at a later date; provided, further, however, that, in any case, an annual meeting of the shareholders shall be held once each calendar year. A notice setting out the time and place of the annual meeting shall be mailed by the secretary of the corporation, or his delegate, postage prepaid, to each shareholder of record at his address as it appears on the records of the corporation, or, if no such address appears, at his last known place of residence, at least ten (10) days prior to said annual meeting, but any shareholder may waive such annual notice by a signed waiver in writing.

Section 2.   At the annual meeting, the shareholders shall elect directors of the corporation and shall transact such other business as may properly come before them. To be properly brought before the meeting, the nomination of directors for election at an annual meeting must be made pursuant to Section 3 of Article II or Section 6 of this Article I. To be properly brought before the meeting, business other than the election of directors must be of a nature that is appropriate for consideration at an annual meeting and must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a shareholder. In addition to any other applicable requirements, for such business to be properly brought before the annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the secretary of the corporation. To be timely, each such notice must be delivered to, or mailed and received by, the secretary of the corporation, not less than fifty (50) days nor more than seventy-five (75) days prior to the meeting; provided, however, that in the event that less than sixty (60) days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. Each such notice to the secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (w) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (x) the name and address of record of the shareholder proposing such business, (y) the class or series (if any) and number of shares of the corporation which are owned by the shareholder, and (z) any material interest of the shareholder in such business. Notwithstanding anything in these Bylaws to the contrary, no business shall be transacted at the annual meeting except in accordance with the procedures set forth in this Article; provided, however, that nothing in this Article shall be deemed to preclude discussion by any shareholder of any business properly brought before the annual meeting, in accordance with these Bylaws.

Section 3.   Special meetings of the shareholders may be called for any purpose or purposes at any time, by:

(a)        The chief executive officer;

(b)        The chief financial officer:

(c)        Two or more directors;

(d)        A shareholder or shareholders holding ten percent or more of the voting power of all shares entitled to vote, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by 25 percent or more of the voting power of all shares entitled to vote.

Such meeting shall be called by mailing a notice thereof as above provided in the case of the annual meeting of shareholders, which notice shall state the purpose or purposes of the meeting.

Section 4.   At any shareholders’ meeting, each shareholder shall be entitled to one (1) vote for each share of common stock standing in his name on the books of the corporation as of the record date. Any shareholder may vote either in person or by proxy. The presence in person or by proxy of the holders of a majority of the shares of common stock entitled to vote at any shareholders’ meeting shall constitute a quorum for the transaction of business. If no quorum is present at any meeting, the shareholders present in person or by proxy may adjourn the meeting to such future time as they shall agree upon without further notice other than by announcement at the meeting at which such adjournment is taken.

Section 5.   At any shareholders’ meeting for which there is a quorum present, the shareholders may conduct such business as may be on the agenda or otherwise proposed for such meeting, or any part of such business in the case of an adjournment. All or any part of the business not conducted at the initial meeting of shareholders may be conducted at any adjournments thereof, including any specific proposals on the agenda for such initial meeting for which there was no final disposition. A meeting of the shareholders at which there is a quorum can be adjourned as to all or part of the matters to be considered at the meeting upon motion by the person presiding at such meeting and by a majority vote of shares represented in person or by proxy at such meeting. Such adjournment shall be until a specific time and place, and the time and place for the reconvened meeting shall be announced at the meeting and reflected in the minutes thereof. In addition, if the adjourned date is less than ten (10) days after the date of the meeting at which an adjournment proposal was passed, a public announcement shall be made by the corporation as to the time and place for the reconvened meeting; or, if the adjourned date for the reconvened meeting is ten (10) days or more after the date of the meeting at which the adjournment proposal was passed, notice of the time and place of the reconvened meeting shall be sent by first class mail to all shareholders of record at least ten (10) days prior to such reconvened meeting.

Section 6.   (a)    Whenever the corporation solicits proxies with respect to the election of directors at an annual meeting of shareholders, subject to the provisions of this Section 6, the corporation shall (i) include in its proxy statement for such annual meeting, in addition to any persons nominated for election by the Board of Directors or any committee thereof, the name, together with the Required Information (as defined below), of any person nominated for election (the “Shareholder Nominee”) to the Board of Directors by a shareholder or group of no more than twenty (20) shareholders that satisfies (or, in the case of a group of shareholders, collectively and individually satisfy) the requirements of this Section 6 (such individual shareholder or shareholder group, including each member thereof, to the extent the context requires, the “Eligible Shareholder”), and who expressly elects at the time of providing the notice required by this Section 6 (the “Section 6 Notice”) to have its nominee included in the corporation’s proxy materials pursuant to this Section 6 and (ii) permit the corporation’s shareholders to vote upon each such Shareholder Nominee, in addition to individuals nominated by the Board of Directors, in connection with such meeting.

(b)       For purposes of this Section 6, the “Required Information” that the corporation will include in its proxy statement is (i) the information provided to the secretary of the corporation concerning the Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the corporation’s proxy statement by the regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by these Bylaws, by the corporation’s Articles of Incorporation or by applicable stock exchange listing standards; and (ii) if the Eligible Shareholder so elects, a written statement, not to exceed 500 words, in support of the Shareholder Nominee’s candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Section 6, the corporation may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes (i) would violate any applicable law or regulation, (ii) is materially false or misleading, or (iii) directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to any person. Nothing in this Section 6 shall limit the corporation’s ability to solicit against and include in its proxy statement its own statements relating to any Shareholder Nominee and any Eligible Shareholder.

(c)       To be timely, the Section 6 Notice must be delivered to, or mailed to and received by, the secretary of the corporation no earlier than one hundred fifty (150) days and no later than one hundred twenty (120) days before the anniversary of the date that the corporation issued its proxy statement for the previous year’s annual meeting of shareholders. In no event will an adjournment or postponement of an annual meeting of shareholders or the announcement thereof commence a new time period for the giving of a Section 6 Notice as provided herein.

(d)       The maximum number of Shareholder Nominees nominated by all Eligible Shareholders that will be included in the corporation’s proxy materials with respect to an annual meeting of shareholders shall not exceed 25% of the number of directors in office as of the last day on which a Section 6 Notice may be delivered pursuant to and in accordance with this Section 6 (the “Final Proxy Access Nomination Date”), or if such amount is not a whole number, the closest whole number below 25% (the “Maximum Number”). In the event that one or more vacancies for any reason occurs on the board after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced. The following persons shall be considered Shareholder Nominees for purposes of determining when the Maximum Number of Shareholder Nominees provided for in this Section 6(d) has been reached: (i) any director currently serving on the Board of Directors as a result of being elected pursuant to this Section 6, where the term of that director extends past the election of directors for which the corporation is soliciting proxies; (ii) any Shareholder Nominee who is subsequently withdrawn; and (iii) any Shareholder Nominee whom the Board of Directors decides to nominate for election at such annual meeting. Any Eligible Shareholder submitting more than one Shareholder Nominee for inclusion in the corporation’s proxy materials pursuant to this Section 6 shall rank such Shareholder Nominees based on the order that the Eligible Shareholder desires such Shareholder Nominees to be selected for inclusion in the corporation’s proxy statement in the event that the total number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 6 exceeds the Maximum Number of nominees provided for in this Section 6(d). In the event that the number of Shareholder Nominees submitted by Eligible

Shareholders pursuant to this Section 6 exceeds the Maximum Number of nominees provided for in this Section 6(d), the highest ranking Shareholder Nominee who meets the requirements of this Section 6 from each Eligible Shareholder will be selected for inclusion in the corporation’s proxy materials until the Maximum Number is reached, going in order of the amount (largest to smallest) of shares of common stock of the corporation each Eligible Shareholder disclosed as owned in its respective Section 6 Notice submitted to the corporation. If the Maximum Number is not reached after the highest ranking Shareholder Nominee who meets the requirements of this Section 6 from each Eligible Shareholder has been selected, this process will continue as many times as necessary, following the same order each time, until the Maximum Number is reached. Notwithstanding anything to the contrary contained in this Section 6, if the corporation receives notice pursuant to Section 3 of Article II that a shareholder intends to nominate for election at such meeting one or more nominees in a contested election, no Shareholder Nominees will be included in the corporation’s proxy materials with respect to such meeting pursuant to this Section 6.

(e)       For purposes of this Section 6, an Eligible Shareholder shall be deemed to “own” only those outstanding shares of common stock of the corporation as to which the shareholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (x) sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such shareholder or any of its affiliates for any purposes or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, convertible security, forward contract, swap, contract of sale, other derivative instrument or similar agreement, transaction, arrangement or understanding, entered into by such shareholder or any of its affiliates, whether any such instrument, agreement, transaction, arrangement or understanding is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the corporation, in any such case which instrument, agreement, transaction, arrangement or understanding has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such shareholder’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such shareholder or affiliate (a “Derivative Interest”). A shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A shareholder’s ownership of shares shall be deemed to continue during any period in which (i) the person has loaned such shares, provided that the person has the power to recall such loaned shares on three (3) business days’ notice, or (ii) the shareholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the shareholder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the common stock of the corporation are “owned” for these purposes shall be determined by the Board of Directors or any committee thereof. For purposes of this Section 6, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the rules and regulations under the Exchange Act.

(f)       In order to make a nomination pursuant to this Section 6, an Eligible Shareholder must have owned (as defined above) the Required Ownership Percentage (as defined below) of the corporation’s outstanding common stock (the “Required Shares”) continuously for the Minimum Holding Period (as defined below) as of both the date the Section 6 Notice is furnished in accordance with Section 6(c) of this Article I and the record date for determining the shareholders entitled to vote at the annual meeting and must continue to own the Required Shares through the meeting date. For purposes of this Section 6, the “Required Ownership Percentage” is 3% or more, and the “Minimum Holding Period” is three (3) years. Within the time period specified in Section 6(c) of this Article I for delivering the Section

6 Notice, an Eligible Shareholder must provide the following information in writing to the secretary of the corporation:

(1)       one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven (7) calendar days prior to the date the Section 6 Notice is delivered to, or mailed to and received by, the secretary of the corporation, the Eligible Shareholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Shareholder’s agreement to provide, within five (5) business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through the record date;

(2)       a description of any agreement, arrangement or understanding (whether or not in writing) with respect to the nomination between such Eligible Shareholder and any other person, including, without limitation, any agreements that would be required to be described or reported pursuant to Item 5 or Item 6 of Schedule 13D under the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable to the Eligible Shareholder), and the Eligible Shareholder’s agreement that it shall notify the corporation in writing within five (5) business days after the record date for the annual meeting of any such agreement, arrangement or understanding in effect as of the record date for the annual meeting;

(3)       a description of any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with such Shareholder Nominee’s candidacy for director of the corporation or service or action as a director of the corporation, and the Eligible Shareholder’s agreement that it shall notify the corporation in writing within five (5) business days after the record date for the annual meeting of any such agreement, arrangement or understanding in effect as of the record date for the annual meeting;

(4)       a description of any Derivative Interest that has been entered into by or on behalf of such Eligible Shareholder (including the notional number of shares that are the subject thereof) and the Eligible Shareholder’s agreement that it shall notify the corporation in writing within five (5) business days after the record date for the annual meeting of any Derivative Interest in effect as of the record date for the annual meeting;

(5)       a copy of the Schedule 14N that has been filed with the Securities and Exchange Commission (the “SEC”) as required by Rule 14a-18 under the Exchange Act;

(6)       the information, representations and agreements that are the same as those that would be required to be set forth in a shareholder’s notice of nomination pursuant to Section 3 of Article II;

(7)       the consent of each Shareholder Nominee to being named in the proxy statement as a nominee and to serving as a director if elected;

(8)       a representation from each Shareholder Nominee that such Shareholder Nominee (A) understands his or her duties as a director under the Minnesota Business Corporation Act and agrees to act in accordance with those duties while serving as a director; (B) is not and shall not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Shareholder Nominee, if elected as a director of the corporation, will act or vote as a director on any issue or question; (C) if elected as a director of the corporation, shall comply with all applicable laws and stock exchange listing standards and the corporation’s policies and guidelines applicable to directors; and (D) has provided and will continue to provide facts, statements and other information in all communications with the corporation and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(9)       a representation that the Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder hereunder) (A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the corporation, and does not presently have such intent; (B) presently intends to maintain qualifying ownership of the Required Shares through the date of the annual meeting; (C) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Shareholder Nominee or Shareholder Nominees being nominated pursuant to this Section 6; (D) has not violated the proxy solicitation rules promulgated under the Exchange Act directly or indirectly in connection with furnishing, or preparing to furnish, the Section 6 Notice; (E) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee(s) or a nominee of the Board of Directors; (F) will not distribute to any shareholder any form of proxy for the annual meeting other than the form distributed by the corporation; (G) agrees to comply with all applicable laws and regulations applicable to the use, if any, of soliciting material; and (H) has provided and will continue to provide facts, statements and other information in all communications with the corporation and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(10)       an undertaking that the Eligible Shareholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the communications with shareholders of the corporation by the Eligible Shareholder, its affiliates and associates, or their respective agents or representatives, either before or after the furnishing of the Section 6 Notice, or out of the information that the Eligible Shareholder has provided or will provide to the corporation or filed or will file with the SEC; (B) comply with all other laws and regulations applicable to any solicitation in connection with the annual meeting, including without limitation Rule 14a-9 promulgated under the Exchange Act; (C) promptly provide to the corporation any solicitation or other communication with the corporation’s shareholders relating to the annual meeting, one or more of the corporation’s directors then in office or any Stockholder Nominee; (D) indemnify and hold harmless the corporation and each of its directors, officers, employees, agents, affiliates, control persons or other persons acting on behalf of the corporation individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers, employees, agents, affiliates, control persons or other persons acting on behalf of the corporation arising out of any nomination submitted by the Eligible Shareholder pursuant to this Section 6; and (E) promptly provide to the corporation such additional information as requested pursuant to this Section 6; and

(11)       any correction, update, supplement or recertification if and to the extent required under Section 6(i) of this Article I.

(g)       At the request of the corporation, each Shareholder Nominee must submit to the secretary of the corporation all completed and signed questionnaires required of directors and officers of the corporation. The corporation may request such additional information as necessary to permit the

Board of Directors to determine if each Shareholder Nominee is independent under the applicable stock exchange listing standards, any applicable rules of the SEC and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the corporation’s directors.

(h)       Each Shareholder Nominee must provide to the secretary of the corporation, within the time period specified in Section 6(c) of this Article I for delivering the Section 6 Notice, an irrevocable resignation from the Board of Directors that shall become effective upon a determination by the Board of Directors or any committee thereof that (i) the information provided to the corporation by the Shareholder Nominee pursuant to Section 6(f) of this Article I was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (ii) the Shareholder Nominee, or the Eligible Shareholder that nominated the Shareholder Nominee, shall have breached or failed to comply with its agreements, representations, undertakings and/or obligations owed to the corporation pursuant to these Bylaws.

(i)       In the event that any information or communications provided by the Eligible Shareholder or the Shareholder Nominee to the corporation or its shareholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly (and in any event within 48 hours of discovering such defect) notify the secretary of the corporation of any defect in such previously provided information and of the information that is required to correct any such defect.

(j)       The corporation shall not be required to include, pursuant to this Section 6, a Shareholder Nominee in its proxy materials for any meeting of shareholders:

(1)       who is not independent under applicable stock exchange listing standards, any applicable rules of the SEC and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the corporation’s directors, in each case as determined by the Board of Directors;

(2)       whose election as a member of the Board of Directors would cause the corporation to be in violation of these Bylaws, the corporation’s Articles of Incorporation, the rules and listing standards of the principal U.S. exchanges upon which the common stock of the corporation is traded, or any applicable state or federal law, rule or regulation;

(3)       who is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;

(4)       who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted (including through a plea of nolo contendere) in such a criminal proceeding within the past ten (10) years;

(5)       who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;

(6)       if such Shareholder Nominee or the applicable Eligible Shareholder (or any member of any group of shareholders that together is such Eligible Shareholder) shall have provided information to the corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors or any committee thereof; or

(7)       if the Eligible Shareholder (or any member of any group of shareholders that together is such Eligible Shareholder) or applicable Shareholder Nominee fails to comply with its obligations pursuant to this Section 6 or has breached any of their obligations under these Bylaws.

(k)       Notwithstanding anything to the contrary set forth herein, the Board of Directors or the chairman of the meeting of shareholders shall declare a nomination by an Eligible Shareholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the corporation, if (i) the Shareholder Nominee(s) and/or the applicable Eligible Shareholder (or any member of any group of shareholders that together is such Eligible Shareholder) shall have breached its or their obligations under this Section 6, as determined by the Board of Directors or the chairman of the meeting or (ii) the Eligible Shareholder (or a qualified representative thereof) does not appear at the meeting of shareholders to present any nomination pursuant to this Section 6.

(l)       Whenever the Eligible Shareholder consists of a group of more than one shareholder, each provision in this Section 6 that requires the Eligible Shareholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each shareholder that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions. No person may be a member of more than one group of persons constituting an Eligible Shareholder with respect to any annual meeting.

(m)       Any Shareholder Nominee who is included in the corporation’s proxy materials for a particular annual meeting of shareholders but withdraws from or becomes ineligible or unavailable for election at the annual meeting will be ineligible to be a Shareholder Nominee pursuant to this Section 6 for the next two (2) annual meetings.

(n)       This Section 6 provides the exclusive method for shareholders to include nominees for director in the corporation’s proxy materials.

ARTICLE II

Directors

Section 1.   The Board of Directors shall have the general management and control of all business and affairs of the corporation and shall exercise all the powers that may be exercised or performed by the corporation under the statutes, its Articles of Incorporation and its Bylaws.

Section 2.   (a)   The Board of Directors shall consist of such number of directors, not less than three, the exact number to be fixed from time to time solely by resolution of the Board of Directors, acting by not less than a majority of the directors then in office.

(b)        The Board of Directors shall be divided into three classes, with the term of office of one class expiring each year.  At the Annual Meeting of Shareholders in 1986, two directors of the first class shall be elected to hold office for a term expiring at the 1987 Annual Meeting, two directors of the second class shall be elected to hold office for a term expiring at the 1988 Annual Meeting, and one director of the third class shall be elected to hold office for a term expiring at the 1989 Annual Meeting.

Commencing with the Annual meeting of Shareholders in 1987, each class of directors whose term shall then expire shall be elected to hold office for a three-year term.  In the case of any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, the vacancy shall be filled by election of the Board of Directors with the director so elected to serve for the remainder of the term of the director being replaced or, in the case of an additional director, for the remainder of the term of the class to which the director has been assigned.  All directors shall continue in office until the election and qualification of their respective successors in office.  When the number of directors is changed, any newly created directorships shall be so assigned among the classes by a majority of the directors then in office, though less than a quorum, as to make all classes as nearly equal in number as possible.  No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

(c)        Any director or directors may be removed from office at any time, but only for cause and only by the affirmative vote of at least 80% of the votes entitled to be cast by holders of all the outstanding shares of Voting Stock (as defined in Article XIII of the corporation’s Articles of Incorporation), voting together as a single class.

(d)       In the event that the Board of Directors increases the number of directors or fills a vacancy on the Board in accordance with the provisions of paragraph (b) of this Section 2, the Board of Directors shall give written notice to the shareholders of the corporation of any increase in the number of directors and of pertinent information regarding any director so elected by the Board to fill a vacancy. Such written notice shall be effected by inclusion of such information in the next mailing to shareholders of the corporation following any such increase in the number of directors or election of a director to fill a vacancy by the Board.

(e)       A majority of the Board of Directors shall be comprised of Independent Directors. An “Independent Director” shall mean a director who:

(1)        has not been employed by the corporation in an executive capacity within the last five years;

(2)        is not, and is not affiliated with a company that is, an advisor or consultant to the corporation, or a significant customer or supplier of the corporation;

(3)        has no personal services contract(s) with the corporation or the corporation’s senior management;

(4)        is not affiliated with a not-for-profit entity that receives significant contributions from the corporation;

(5)        is not employed by a public company at which an executive officer of the corporation serves as a director;

(6)        does not have a relationship described in 1 through 5 above with any affiliate of the corporation; and

(7)        is not a member of the immediate family of any person described in 1 through 6 above.

Section 3.   Subject to the rights of holders of any class or series of stock having a preference over the common shares as to dividends or upon liquidation, nominations for the election of directors may be made by the Board of Directors or a committee to be appointed by the Board of Directors or by any shareholder entitled to vote generally in the election of directors. However, any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been delivered to, or mailed and received by, the secretary of the corporation not less than fifty (50) nor more than seventy-five (75) days prior to the meeting; provided, however, that in the event that less than sixty (60) days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs. Each such notice to the secretary shall set forth: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as a director of the corporation if so elected. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

Section 4.   The Board of Directors may meet regularly at such time and place as it shall fix by resolution, and no notice of regular meetings shall be required. Special meetings of the Board of Directors may be called by the chairman of the board, the chief executive officer, the president, or Chairperson of the Governance and Nominating Committee, or by any majority of directors by giving at least twenty-four (24) hours’ notice to each of the other directors by mail, telephone, telegraph, or in person.

Section 5.   A majority of the directors shall constitute a quorum for the transaction of business. Any act which might have been taken at a meeting of the Board of Directors may be taken without a meeting if authorized in a writing signed by all of the directors, and any such action shall be as valid and effective in all respects as if taken by the Board at a regular meeting.

Section 6.   The Board of Directors shall fix and change, as it may from time to time determine, the compensation to be paid the president. The president shall fix and change the compensation to be paid the other officers of the corporation. See Article III.

Section 7.   The Board of Directors may, by unanimous affirmative action of the entire Board of Directors designate two (2) or more of their number to constitute an Executive Committee which, to the extent determined by the Board, shall have and exercise the authority of the Board in the management of the business of the corporation. Such Executive Committee shall act only in the interval between meetings of the Board and shall be subject at all times to the control and direction of the Board.

ARTICLE III

Officers

Section 1.   The officers of this corporation shall be a president, a chief executive officer, a treasurer, a secretary and such vice presidents and other officers as may from time to time be elected by the Board of Directors. If a Chairman of the Board of Directors is elected, he shall have the status of an officer of the corporation. All officers shall be elected by the Board of Directors and shall serve at the pleasure of the Board of Directors. Any two (2) of the offices, except those of the president and vice president, may be held by the same person.

Section 2.   The president may fix and change, as he may from time to time determine, the compensation to be paid the officers, other than the president, and the employees of the corporation, subject to the power of the directors to fix and change the compensation of the officers.

Section 3.   The vice president, or executive vice president if there is more than one, shall perform the duties and assume the responsibilities of the president in the absence or inability to act of the president. In case of death, resignation or permanent disability of the president, the executive vice president shall act as president until the Board of Directors designates such new president.

Section 4.   The secretary shall keep a record of the minutes of the proceedings of meetings of directors and of shareholders, and shall give notice of such meetings as required in these Bylaws or by the Board of Directors.

Section 5.   The treasurer shall keep accounts of all monies and other assets of the corporation received or disbursed, shall deposit all monies and valuables in the name of and to, the credit of the corporation in such banks or depositories or with such custodians as may be authorized to receive the same by these Bylaws and by the Board of Directors, and shall render such accounts thereof as may be required by the Board of Directors, the president or the shareholders.

Section 6.   The Chairman of the Board of Directors, or the president if there be no Chairman, shall preside at all meetings of the Board of Directors and of the shareholders, shall make such reports to the Board and to the shareholders as may from time to time be required of him and shall have such other powers and perform such other duties as are incident to his office or as may be from time to time assigned to him by the Board of Directors.

ARTICLE IV

Office

The principal office of the corporation shall be in the state of Minnesota. The corporation may also have an office or offices in such other places and in such other states as the Board of Directors may from time to time authorize and establish.

ARTICLE V

No Seal; Stock Certificates

Section 1.   The corporation shall have no corporate seal.

Section 2.   Stock certificates issued by the corporation shall be signed by any two (2) officers. When a certificate is signed by a transfer agent or registrar, the signature of any such officer may be facsimiled, engraved or printed.

ARTICLE VI

Fixing of Record Date

The Board of Directors may fix in advance a date not exceeding sixty (60) days preceding the date of any meeting of shareholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining such consent of shareholders, or for the determination of shareholders entitled to receive payment of any such dividend or to receive any such allotment of rights or to exercise rights in respect of any such change, conversion or exchange of capital stock, or to give any such consent, as the case may be, and in such case only such shareholders shall be shareholders of record on the date so fixed shall be entitled to such notice of and to attend such meeting, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise any rights, or to give such consent, as the case may be, notwithstanding the transfer of any stock on the books of the corporation after any such record date fixed as aforesaid.

ARTICLE VII

Indemnification

Section 1.   Definitions.   (a)   For purposes of this Article, the terms defined in this Section have the meanings given them.

(b)        “Corporation” includes a domestic or foreign corporation that was the predecessor of the corporation in a merger or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

(c)        “Official capacity” means (1) with respect to a director, the position of director in the corporation, (2) with respect to a person other than a director, the elective or appointive office or position held by an officer, member of a committee of the Board, or the employment or agency relationship undertaken by an employee or agent of the corporation (3) with respect to a director, officer, employee or agent of the corporation who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation or whose duties in that position involve or involved service as a director, officer, partner, trustee, or agent of another organization or employee benefit plan, the position of that person as a director, officer, partner, trustee, employee or agent, as the case may be, of the other organization or employee benefit plan.

(d)        “Proceedings” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a proceeding by or in the right of the corporation.

(e)        “Special legal counsel” means counsel who has not represented the corporation or a related corporation, or a director, officer, employee or agent whose indemnification is in issue.

Section 2.   Indemnification mandatory; standard. (a) Subject to the provisions of Section 4, the corporation shall indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

(1)        has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions;

(2)        acted in good faith;

(3)        received no improper personal benefit and Minnesota Statutes, Section 302A.255, if applicable, has been satisfied;

(4)        in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

(5)        in the case of acts or omissions occurring in the official capacity described in Section 1, paragraph (c), clause (1) or (2), reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions occurring in the official capacity described in Section 1, paragraph (c), clause (3), reasonably believed that the conduct was not opposed to the best interests of the corporation. If the person’s acts or omissions complained of in the proceeding relate to conduct as a director, officer, trustee, employee or agent of an employee benefit plan, the conduct is not considered to be opposed to the best interests of the corporation if the person reasonably believed that the conduct was in the best interests of the participants or beneficiaries of the employee benefit plan.

(b)        The termination of a proceeding by judgment order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, establish that the person did not meet the criteria set forth in this Section 2.

Section 3.   Advances.   Subject to the provisions of Section 4, if a person is made or threatened to be made a party to a proceeding, the person is entitled, upon written request to the corporation, to payment or reimbursement by the corporation of reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in advance of the final disposition of the proceeding, (a) upon receipt by the corporation of a written affirmation by the person of a good faith belief that the criteria for indemnification set forth in Section 2 have been satisfied and a written undertaking by the person to repay all amounts so paid or reimbursed by the corporation, if it is ultimately determined that the criteria for indemnification have not been satisfied, and (b) after a determination that the facts then known to those making the determination would not preclude indemnification under this Article. The written-undertaking required by clause (a) is an unlimited general obligation of the person making it, but need not be secured and shall be accepted without reference to financial ability to make the repayment.

Section 4.   Reimbursement to witness.   The corporation shall reimburse expenses including attorneys’ fees and disbursements, incurred by a person in connection with an appearance as a witness in a proceeding at a time when the person has not been made or threatened to be made a party to a proceeding.

Section 5.   Determination of eligibility.   (a)   All determinations whether indemnification of a person is required because the criteria set forth in Section 2 have been satisfied and whether a person is entitled to payment or reimbursement of expenses in advance of the final disposition of a proceeding as provided in Section 3 shall be made:

(1)        By the Board by a majority of a quorum. Directors who are at the time parties to the proceeding shall not be counted for determining either a majority or the presence of a quorum;

(2)        If a quorum under clause (1) cannot be obtained, by a majority of a Committee of the Board, consisting solely of two or more directors not at the time parties to the proceeding, duly designated to act in the matter by a majority of the full Board including directors who are parties;

(3)        If a determination is not made under clause (1) or (2), by special legal counsel, selected either by a majority of the Board or a committee by vote pursuant to clause (1) or (2) or, if the requisite quorum of the full Board cannot be obtained and the committee cannot be established, by a majority of the full Board including directors who are parties;

(4)        If a determination is not made under clauses (1) to (3), by the shareholders, excluding the votes of shares held by parties to the proceeding; or

(5)        If an adverse determination is made under clauses (1) to (4) or under paragraph (b), or if no determination is made under clauses (1) to (4) or under paragraph (b) within sixty (60) days after the termination of a proceeding or after a request for an advance of expenses, as the case may be, by a court in Minnesota, which may be the same court in which the proceeding involving the person’s liability took place, upon application of the person and any notice the court requires.

(b)        With respect to a person who is not, and was not at the time of the acts or omissions complained of in the proceedings, a director, officer or person possessing, directly or indirectly, the power to direct or cause the direction of the management or policies of the corporation, the determination whether indemnification of this person is required because the criteria set forth in Section 2 have been satisfied and whether this person is entitled to payment or reimbursement of expenses in advance of the final disposition of a proceeding as provided in Section 3 may be made by an annually-appointed committee of the Board, having at least one member who is a director. The committee shall report at least annually to the Board concerning its actions.

Section 6.   Insurance.   The corporation may purchase and maintain insurance on behalf of a person in that person’s official capacity against any liability asserted against and incurred by the person in or arising from that capacity, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of this Article.

Section 7.   Disclosure.   The amount of any indemnification or advance paid pursuant to this Article and to whom and on whose behalf it was pa id shall be reported as part of the annual financial statements furnished to shareholders pursuant to Minnesota Statutes, Section 302A.463 covering the period when the indemnification or advance was paid or accrued under the accounting method of the corporation reflected in the financial statements.

Section 8.   Discretionary indemnification.   Nothing in this Article VII shall be construed to limit the ability of the Board of Directors, to the extent permitted by applicable law, to indemnify any person or entity not described in this Article VII pursuant to, and to the extent described in, an agreement authorized in accordance with the provisions of Section 5(a) above, or as otherwise determined by the

Board of Directors in its discretion. Furthermore, the Board of Directors may authorize written agreements between the Company and persons, whether or not described in this Article VII, to grant contractual rights to such persons as permitted by law.

ARTICLE VIII

Adoption and Amendment of Bylaws

Section 1.   The Board of Directors may alter or amend these Bylaws and may make or adopt additional Bylaws subject to the power of the Shareholders to change or repeal the Bylaws, except that the Board of Directors shall not adopt, amend, or repeal any Bylaw fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board of Directors, or fixing the number of directors or their classifications, qualifications, or terms of office.

Section 2.   The shareholders may alter or amend these Bylaws and may make or adopt additional Bylaws by a majority vote at any annual meeting of the shareholders or at any special meeting called for that purpose, except as may be provided by Article IX or any other provisions of the Articles of Incorporation of the corporation.

Section 3.    (a)   The Board of Directors or any committee thereof shall have the exclusive power and authority to interpret the provisions of these Bylaws and make all determinations deemed necessary or advisable in connection therewith, except to the extent otherwise expressly provided in these Bylaws.

(b)       The Board of Directors, any committee thereof, the chairman of the Board of Directors or the secretary of the corporation may, if the facts warrant, determine that a notice received by the corporation relating to a nomination proposed to be made or an item of business proposed to be introduced at a meeting of shareholders does not satisfy the requirements of Section 2 or Section 6 of Article I or Section 3 of Article II. The Board of Directors, any committee thereof or chairman of the meeting shall have the power and duty to determine whether a nomination or any other business brought before a meeting of shareholders was made in accordance with the procedures set forth in Section 2 or Section 6 of Article I or Section 3 of Article II, and to determine that such defective nomination or proposal shall be disregarded, notwithstanding that proxies in respect of such matters may have been received.

(c)       Any and all such actions, interpretations and determinations that are done or made by the Board of Directors, any committee thereof, the chairman of the Board of Directors, any chairman of a meeting or the secretary of the corporation in good faith pursuant to this Section 3 shall be final, conclusive and binding on the corporation, the shareholders and all other parties.

ARTICLE IX

Forum for Adjudication of Disputes

Section 1.   Unless this corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, the sole and exclusive forum for any shareholder (including any beneficial owner) to bring internal corporate claims (as defined below) shall be a state court located within the State of Minnesota (or, if no state court located within the State of Minnesota has jurisdiction, the federal district court for the District of Minnesota). For purposes of this Article IX, internal corporate claims means claims, including claims in the right of this corporation: (a) that are based upon a violation of a duty by a current or former director, officer, employee or shareholder in such capacity; or (b) as to which any provision of the Minnesota Statutes, Chapter 302A confers jurisdiction upon Minnesota state courts. If any action the subject matter of which is within the scope of this Article IX is filed in a court other than a state court located within the State of Minnesota (or, if no state court located within the State of Minnesota has jurisdiction, the federal district court for the District of Minnesota) (a “Foreign Action”) by any shareholder (including any beneficial owner), such shareholder shall be deemed to have consented to: (a) the personal jurisdiction of the state and federal courts located within the State of Minnesota in connection with any action brought in any such court to enforce this Article IX; and (b) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.

Section 2.   Enforceability. If any provision of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.